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                                [METROCALL LOGO]


FOR IMMEDIATE RELEASE:
MONDAY, JUNE 10, 2002

Metrocall Contact:
Timothy J. Dietz
Director, Corporate Communications
& Investor Relations
(703) 660-6677x6231
dietzt@metrocall.com


                 METROCALL IS GRANTED ORDER RESTRICTING TRADING

        Alexandria, VA, June 10, 2002 - Metrocall, Inc. (OTCBB-MCLLQ) announced today that, pursuant to a court order entered on June 6, the Company has obtained approval to restrict trading in its preferred stock and common stock with respect to certain categories of shareholders or trades.

        As previously announced, Metrocall filed a voluntary petition for reorganization in bankruptcy on June 3, 2002. The proposed plan of reorganization does not provide for any recovery for the holders of equity of the Company. Any shareholders who are restricted from selling their Metrocall stock as a result of the order described above should consult their tax advisors regarding the availability of a "worthless security" deduction in respect of their stock. In general, owners of securities are entitled to worthless security deductions in the taxable years of the owners in which the security becomes worthless and the worthlessness is evidenced by an "identifiable event." Whether the Metrocall stock is worthless, and when it becomes worthless for tax purposes, is a question of fact.

        The bankruptcy court order entered on June 6 serves to restrict trading in the Company's stock by any shareholder that currently owns 5% or more of the outstanding capital stock of the Company, will own 5% or more of the outstanding capital stock of the Company after the proposed transfer, or intends to transfer any portion of its capital stock to any shareholder which falls into either of the preceding two categories.

        Any shareholder who falls into one or more of the above categories must provide a notice to the Company at least five business days prior to the proposed transfer (which includes any sale, purchase, trade, assignment, acquisition, gift or transfer by other means) of either the Company's common stock or preferred stock, or any options, warrants or other rights therein. In the notice provided to the Company, the shareholder must represent that the proposed transfer will not result in an "ownership change" with respect to Metrocall within the meaning of Section 382 of the Internal Revenue Code, and must provide a detailed explanation supporting this representation. Metrocall has given instructions to Equiserve Trust, N.A., its transfer agent, not

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to process any transfer which would trigger such an ownership change. Any transfer in violation of the procedures established by this order will be null and void.

        A notice containing a more complete description of the restrictions imposed by this order will be sent to all Metrocall shareholders of record.
This notice also contains information regarding procedures to be followed by any shareholder that wishes to object to these trading restrictions. All objections must be filed with the Bankruptcy Court in Delaware on or before July 1, 2002 at 12 noon and all shareholders who have timely filed an objection will have the opportunity to be heard on July 8, 2002 at 2:30 p.m. at the Bankruptcy Court in Wilmington, Delaware.


ABOUT METROCALL, INC.

        Metrocall, Inc. headquartered in Alexandria, Virginia, is one of the largest wireless data and messaging companies in the United States providing both products and services to nearly five million business and individual subscribers. Metrocall was founded in 1965 and currently employs approximately 2,300 people nationwide. The Company currently offers two-way interactive messaging, wireless e-mail and Internet connectivity, cellular and digital PCS phones, as well as one-way messaging services. Metrocall operates on many nationwide, regional and local networks and can supply a wide variety of customizable Internet-based information content services. Also, Metrocall offers totally integrated resource management systems and communications solutions for business and campus environments. Metrocall's wireless networks operate in the top 1,000 markets across the nation and the Company has offices in more than thirty states. For more information on Metrocall please visit our Web site and on-line store at www.Metrocall.com or call 800-800-2337.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 This press release includes "forward-looking statements," within the meaning of the federal securities laws, that involve uncertainties and risks. These include statements regarding events or developments that Metrocall expects or anticipates will occur in the future, such as statements about Metrocall's plans to address a restructuring of Metrocall's balance sheet. A number of risks and uncertainties could cause actual results, events, and developments to differ from expectations. Business Risks include the possibility that two-way service may lack vendor support, quantity and quality. Please refer to Metrocall's most recent annual report on Form 10-K, and any subsequently filed reports on Form 10-Q and Form 8-K, as well as its other filings with the Securities and Exchange Commission, for a complete discussion of these and other important factors that could cause actual results to differ materially from those projected by these forward-looking statements.